RESTATED ARTICLES OF INCORPORATION
                                       OF
                           PREPAID TELECOM CORPORATION


     Prepaid Telecom Corporation, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes, adopts this Restated Articles of Incorporation. The following Amended and Restated Articles of Incorporation was adopted by unanimous consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by Consent of Majority Stockholders pursuant to
Section  78.320  of  the  Nevada  Revised  Statutes.

     The following Restated Articles of Incorporation amends the original Articles of Incorporation in its entirety, as follows:

                                   ARTICLE I.

The name of the corporation shall be Prepaid Telecom Corporation (hereinafter called the "Corporation").

                                   ARTICLE II.

     The total number of shares of stock that the Corporation shall have authority to issue is 25,000,000, consisting of 24,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

     Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                                  ARTICLE III.

     The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:


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     To engage in any lawful activity for which Corporations may be incorporated under  the  Nevada  General  Corporation  Law.

                                   ARTICLE IV.

     No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.


                                   ARTICLE V.

     The  Corporation  shall  have  perpetual  existence.

                                   ARTICLE VI.

     The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

                                  ARTICLE VII.

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada General Corporation
Law,  as  the  same  may  be  amended  and  supplemented.

                                  ARTICLE VIII.

     The Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.


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                                   ARTICLE IX.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X.

     Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

                                   ARTICLE XI

     Special meetings of the stockholders of the Corporation for any purpose or purposes may only be called at any time by the Board of Directors or a committee thereof, the Chairman of the Board, or the President.


Signed this 22nd day of August, 2000.


                                          PREPAID  TELECOM  CORPORATION



                                          By:  //s//  Patrick W. Stephenson
                                             -----------------------------------
                                          Name:   Patrick  W.  Stephenson
                                          Title:  President


                                          By:  //s/  Robert  L.  Wharton
                                             -----------------------------------
                                          Name:   Robert  L.  Wharton
                                          Title:  Secretary


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